    Exhibit 99.1
Uber Announces Results for Third Quarter 2023

Trips and monthly active platform consumers growth accelerated to 25% and 15% year-over-year, respectively
Gross Bookings grew 21% year-over-year and 20% year-over-year on a constant currency basis
Net income of $221 million; Income from operations of $394 million; Adjusted EBITDA margin at all-time high
Operating cash flow of $966 million; Free cash flow of $905 million

SAN FRANCISCO – November 7, 2023 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended September 30, 2023.
Financial Highlights for Third Quarter 2023
•Gross Bookings grew 21% year-over-year (“YoY”) to $35.3 billion, or 20% on a constant currency basis, with Mobility Gross Bookings of $17.9 billion (+31% YoY or +30% YoY constant currency) and Delivery Gross Bookings of $16.1 billion (+18% YoY or +16% YoY constant currency). Trips during the quarter grew 25% YoY to 2.4 billion, or approximately 27 million trips per day on average.
•Revenue grew 11% YoY to $9.3 billion, or 10% on a constant currency basis. Combined Mobility and Delivery revenue grew 21% YoY to $8.0 billion, or 20% on a constant currency basis.
•Income from operations was $394 million, up $889 million YoY and $68 million quarter-over-quarter (“QoQ”).
•Net income attributable to Uber Technologies, Inc. was $221 million, which includes a $96 million headwind (pre-tax) primarily due to net unrealized losses related to the revaluation of Uber’s equity investments.
•Adjusted EBITDA of $1.1 billion, up $576 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 3.1%, up from 1.8% in Q3 2022. Incremental margin as a percentage of Gross Bookings was 9.3% YoY.
•Net cash provided by operating activities was $966 million and free cash flow, defined as net cash flows from operating activities less capital expenditures, was $905 million, which includes a $622 million cash outflow related to the payment of an HMRC VAT assessment.
•Unrestricted cash, cash equivalents, and short-term investments were $5.2 billion at the end of the third quarter.

“Our relentless focus on improving the product experience for both consumers and drivers continued to power profitable growth, with trip growth accelerating to 25%,” said Dara Khosrowshahi, CEO. “Uber’s core business is stronger than ever as we enter the busiest period of the year.”

“Strong topline trends and record profitability demonstrate the durability of our growth and the significant earnings power underlying our platform,” said Nelson Chai, CFO. “We continue to make disciplined investments in growth opportunities to support long-term value creation for all stakeholders.”

Outlook for Q4 2023
For Q4 2023, we anticipate:
•Gross Bookings of $36.5 billion to $37.5 billion
•Adjusted EBITDA of $1.18 billion to $1.24 billion

Financial and Operational Highlights for Third Quarter 2023

	Three Months Ended September 30,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	124	142	15%
Trips	1,953	2,441	25%
Gross Bookings	$29,119	$35,281	21%	20%
Revenue	$8,343	$9,292	11%	10%
Income (loss) from operations	$(495)	$394	**
Net income (loss) attributable to Uber Technologies, Inc. (2)	$(1,206)	$221	**
Adjusted EBITDA (1)	$516	$1,092	112%
Net cash provided by operating activities (3)	$432	$966	124%
Free cash flow (1), (3)	$358	$905	153%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Q3 2022 net loss includes a $512 million net headwind (pre-tax) from revaluations of Uber’s equity investments. Q3 2023 net income includes a $96 million net headwind (pre-tax) from revaluations of Uber’s equity investments.
(3) Net cash provided by operating activities and free cash flow for Q3 2023 includes an approximately $622 million cash outflow related to the payment of an HMRC VAT assessment.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended September 30,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$13,684	$17,903	31%	30%
Delivery	13,684	16,094	18%	16%
Freight	1,751	1,284	(27)%	(27)%
Total	$29,119	$35,281	21%	20%

Revenue

	Three Months Ended September 30,
(In millions, except percentages)	2022	2023	% Change	% Change (Constant Currency)

Revenue:
Mobility (1), (3)	$3,822	$5,071	33%	31%
Delivery (2), (3)	2,770	2,935	6%	5%
Freight	1,751	1,286	(27)%	(27)%
Total	$8,343	$9,292	11%	10%
(1) Mobility Revenue in Q3 2023 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $161 million. These changes negatively impacted Mobility revenue YoY growth by 4 percentage points.
(2) Delivery Revenue in Q3 2023 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by $360 million. These changes negatively impacted Delivery revenue YoY growth by 13 percentage points.

(3) Combined Mobility and Delivery Revenue in Q3 2023 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by $521 million. These changes negatively impacted combined Mobility and Delivery revenue YoY growth by 8 percentage points.

Revenue Margin

	Three Months Ended September 30,
	2022	2023

Mobility (1)	27.9%	28.3%
Delivery (2)	20.2%	18.2%
(1) Mobility Revenue Margin in Q3 2023 was negatively impacted by business model changes in some countries that classified certain sales and marketing costs as contra revenue by 90 bps.
(2) Delivery Revenue Margin in Q3 2023 was negatively impacted by business model changes that classified certain sales and marketing costs as contra revenue by 220 bps.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended September 30,
(In millions, except percentages)	2022	2023	% Change

Segment Adjusted EBITDA:
Mobility	$898	$1,287	43%
Delivery	181	413	128%
Freight	1	(13)	**
Corporate G&A and Platform R&D (1)	(564)	(595)	(5)%
Adjusted EBITDA (2)	$516	$1,092	112%
(1) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(2) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Financial Highlights for the Third Quarter 2023 (continued)
Mobility
•Gross Bookings of $17.9 billion: Mobility Gross Bookings grew 31% YoY and 7% QoQ.
•Revenue of $5.1 billion: Mobility Revenue grew 33% YoY and 4% QoQ. The YoY increase was primarily attributable to an increase in Mobility Gross Bookings due to an increase in Trip volumes. Mobility Revenue Margin of 28.3% increased 40 bps YoY and decreased 100 bps QoQ. Business model changes negatively impacted Mobility Revenue Margin by 90 bps in Q3 2023.
•Adjusted EBITDA of $1.3 billion: Mobility Adjusted EBITDA increased $389 million YoY and $117 million QoQ. Mobility Adjusted EBITDA margin was 7.2% of Gross Bookings compared to 6.6% in Q3 2022 and 7.0% in Q2 2023. Mobility Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volume.
Delivery
•Gross Bookings of $16.1 billion: Delivery Gross Bookings grew 18% YoY and 3% QoQ.
•Revenue of $2.9 billion: Delivery Revenue grew 6% YoY and declined 4% QoQ. Delivery Revenue Margin of 18.2% decreased 200 bps YoY and decreased 140 bps QoQ. Business model changes negatively impacted Delivery Revenue Margin by 220 bps in Q3 2023.
•Adjusted EBITDA of $413 million: Delivery Adjusted EBITDA grew $232 million YoY and $84 million QoQ. Delivery

Adjusted EBITDA margin was 2.6% of Gross Bookings, compared to 1.3% in Q3 2022 and 2.1% in Q2 2023. Delivery Adjusted EBITDA margin improvement YoY was primarily driven by better cost leverage from higher volumes and increased Advertising revenue.
Freight
•Revenue of $1.3 billion: Freight Revenue declined 27% YoY and grew 1% QoQ. The YoY decrease was driven by lower revenue per load and volume, both a consequence of the challenging freight market cycle.
•Adjusted EBITDA loss of $13 million: Freight Adjusted EBITDA declined $14 million YoY and increased $1 million QoQ. Freight Adjusted EBITDA margin as a percentage of Gross Bookings declined 110 bps YoY and increased 10 bps QoQ to (1.0)%.
Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $595 million, compared to $564 million in Q3 2022, and $569 million in Q2 2023. Corporate G&A and Platform R&D as a percentage of Gross Bookings decreased 30 bps YoY and remained flat QoQ due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $5.6 billion. Non-GAAP cost of revenue was also $5.6 billion, representing 16.0% of Gross Bookings, compared to 17.7% and 16.4% in Q3 2022 and Q2 2023, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing cost of revenue growth.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $683 million. Non-GAAP operations and support was $630 million, representing 1.8% of Gross Bookings, compared to 2.0% and 1.8% in Q3 2022 and Q2 2023, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦Sales and marketing: GAAP sales and marketing was $941 million. Non-GAAP sales and marketing was $916 million, representing 2.6% of Gross Bookings, compared to 3.9% and 3.5% in Q3 2022 and Q2 2023, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to business model changes in some countries that classified certain sales and marketing costs as contra revenue. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $797 million. Non-GAAP research and development was $487 million, representing 1.4% of Gross Bookings, compared to 1.6% and 1.5% in Q3 2022 and Q2 2023, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
◦General and administrative: GAAP general and administrative was $646 million. Non-GAAP general and administrative was $528 million, representing 1.5% of Gross Bookings, compared to 1.7% and 1.5% in Q3 2022 and Q2 2023, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the Third Quarter 2023
Platform
•Monthly Active Platform Consumers (“MAPCs”) reached 142 million: MAPCs grew 15% YoY to 142 million, driven by continued improvement in consumer activity for both our Mobility and Delivery offerings.
•Trips of 2.4 billion: Trips on our platform grew 25% YoY and 7% QoQ, driven by both Mobility and Delivery growth. Both Mobility and Delivery trips were up QoQ. Monthly trips per MAPC grew 9% YoY to 5.7.
•Supporting earners: Drivers and couriers earned an aggregate $15.9 billion (including tips) during the quarter, with earnings up 24% YoY, or 23% on a constant currency basis.
•Membership: Launched Uber One, our single cross-platform membership program, in Colombia, Peru and Portugal. Uber One is now available across 18 countries. Our global member base reached 15 million members.
•Advertising: Expanded Post Checkout ads on Uber Eats internationally to Canada, Australia, the UK, France, Taiwan, Mexico, and Japan. In addition, expanded in-car tablet advertising to new US markets including Las Vegas, Miami, Philadelphia and Washington D.C., with additional markets rolling out throughout the year. Also, partnered with

DoubleVerify and Integral Ad Science, bringing further transparency to our brand clients by validating the performance and effectiveness of Journey Ads. Active advertising merchants during the quarter exceeded 445K, up more than 70% YoY.
•Waymo partnership: In October, launched our autonomous mobility partnership in Phoenix with Waymo. Uber riders can now request a ride and have the chance to be matched with a Waymo vehicle, marking the first time that fully autonomous rides are available on the Uber platform.
•Family profiles with teen accounts: After a successful launch earlier this year, expanded teen accounts to additional cities across the US in time for back-to-school. Family profiles with teen accounts are now available in over 250 cities throughout the US and Canada.
•PayPal partnership: Extended our multi-year global partnership with PayPal, furthering PayPal’s role as a key operational partner. Under the agreement, we will continue to leverage global card processing powered by PayPal Braintree across our platform, expand our use of domestic debit network routing in several markets, enable earners to access their funds instantly through PayPal and Venmo, and more.
Mobility
•Shared Rides: Launched Group Rides, a new feature to make it easier to organize rides with friends, in over 100 cities globally including Atlanta, Bangalore, Cape Town, Melbourne and Paris.
•Taxis: Launched our coalesced taxi product in New York City, enabling riders who request an UberX to have their trip fulfilled by a yellow taxi. In addition, announced a multi-year partnership with Los Angeles Yellow Cab and its five partner fleets.
•LatAm Moto expansion: Launched Uber Moto, our bike taxi product, in several cities across Brazil, Argentina, and Paraguay.
•Earner and rider safety: Expanded the opt-in audio recording feature to all remaining cities across the US, giving more riders and drivers the option to initiate an audio recording during a trip through the Safety Toolkit in their Uber app.
•Uber for Business (“U4B”) JetBlue partnership: Announced a partnership with JetBlue in which the airline will offer complimentary Uber vouchers to JetBlue customers who experience qualified travel disruptions. The program is available across the US in every city where JetBlue operates and will expand internationally in the coming months.
Delivery
•AI assistant: Launched a new AI-powered conversational shopping experience to help consumers discover new favorites and order with ease. Beginning this year, consumers can chat with the AI assistant to explore new dishes and cuisines, find deals on popular restaurants, and easily reorder favorite meals to help save money and time. AI assistant will also make it easy for consumers to meal plan, find sales on grocery items, and quickly order ingredients for their favorite recipes while sticking to a budget.
•Affordability and access initiatives: Announced a suite of new tools to help consumers save time and money on Uber Eats. Starting in 2024, SNAP recipients will be able to use their benefits to conveniently access fresh groceries, and we will begin accepting Managed Medicaid and Medicare Advantage plan benefits including FSA Cards, Flex Cards, and relevant waiver payments. In addition, launched Uber Eats Sales Aisle, combining promos and deals into one easy to find space.
•US New Verticals merchant selection: Expanded our grocery selection across the US, as we announced availability of all 161 of The Fresh Market locations; more than 260 Hy-Vee grocery and liquor stores across the Midwest; and more than 190 stores in the Save Mart Companies on Uber Eats. In addition, teamed up with Staples to offer business, office and school essentials from their full chain of US retail stores to customers across the country.
•Uber Direct momentum: Entered into an exclusive partnership with Oracle, integrating Uber Direct’s delivery as a service capabilities into Oracle's retail offering—making on-demand delivery and returns easier than ever for retailers with Uber. In addition, announced a global partnership with Deliverect to help restaurants better manage and grow their delivery operations. Also, partnered with White Castle in the US, online supermarket Ocado in the UK, and fashion retailer Incu in Australia.
•In-venue mobile ordering: Expanded in-venue mobile ordering through Uber Eats to Oracle Park in San Francisco and SoFi Stadium in Los Angeles. Both stadium partnerships include exclusivity across rideshare and delivery. This feature is now available in nearly 20 venues nationwide.

Freight
•Insights AI: Launched Insights AI, a powerful generative AI-powered insights tool that leverages large language models (“LLMs”) to generate and surface insights from Uber Freight’s vast store of transportation data for customers to transform decision making in logistics.
•Significant progress on our product roadmap: Rolled out upgrades to the Uber Freight Transportation Management System (TMS) to improve the usability of the expansive software and provide shippers with enhanced visibility, foresight and control. In addition, launched Uber Freight Exchange, a new SaaS application designed to accelerate freight procurement cycles and power rapid shipment execution.
•Continued AV momentum: Announced a strategic partnership with Waabi, a global leader in generative AI and simulation for autonomous technology, to deliver a turnkey driver as a service solution that will be the first of its kind. Over the next ten years, Uber Freight and Waabi intend to deploy billions of miles of Waabi Driver capacity, with the first commercial route already launched in Texas. In addition, surpassed 100 thousand autonomous miles driven on the Uber Freight network.
Recent Developments
•New York State Attorney General (“AG”) agreement: Reached an agreement with the New York State AG that delivers important new protections and benefits while protecting drivers’ ability to work flexibly as independent contractors. With this agreement, the AG’s office makes it clear that the issue of employment classification is considered settled in New York.
•New York State Department of Labor (“DOL”) settlement: Reached a settlement with the New York State DOL to help ensure that eligible earners can obtain unemployment benefits.

Webcast and conference call information
A live audio webcast of our third quarter ended September 30, 2023 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on November 7, 2023 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 44 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers and the impact of the global economy, including rising inflation and interest rates. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures

To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2022	As of September 30, 2023
Assets
Cash and cash equivalents	$4,208	$4,448
Short-term investments	103	725
Restricted cash and cash equivalents	680	833
Accounts receivable, net	2,779	3,000
Prepaid expenses and other current assets	1,479	1,673
Total current assets	9,249	10,679
Restricted cash and cash equivalents	1,789	1,584
Restricted investments	1,614	3,944
Investments	4,401	5,091
Equity method investments	870	50
Property and equipment, net	2,082	2,100
Operating lease right-of-use assets	1,449	1,259
Intangible assets, net	1,874	1,511
Goodwill	8,263	8,140
Other assets	518	1,591
Total assets	$32,109	$35,949
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$728	$799
Short-term insurance reserves	1,692	1,823
Operating lease liabilities, current	201	174
Accrued and other current liabilities	6,232	6,609
Total current liabilities	8,853	9,405
Long-term insurance reserves	3,028	4,337
Long-term debt, net of current portion	9,265	9,252
Operating lease liabilities, non-current	1,673	1,565
Other long-term liabilities	786	871
Total liabilities	23,605	25,430

Redeemable non-controlling interests	430	394
Equity
Common stock	—	—
Additional paid-in capital	40,550	42,147
Accumulated other comprehensive loss	(443)	(480)
Accumulated deficit	(32,767)	(32,309)
Total Uber Technologies, Inc. stockholders' equity	7,340	9,358
Non-redeemable non-controlling interests	734	767
Total equity	8,074	10,125
Total liabilities, redeemable non-controlling interests and equity	$32,109	$35,949

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Revenue	$8,343	$9,292	$23,270	$27,345
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	5,173	5,626	14,352	16,400
Operations and support	617	683	1,808	1,987
Sales and marketing	1,153	941	3,634	3,421
Research and development	760	797	2,051	2,380
General and administrative	908	646	2,391	2,079
Depreciation and amortization	227	205	724	620
Total costs and expenses	8,838	8,898	24,960	26,887
Income (loss) from operations	(495)	394	(1,690)	458
Interest expense	(146)	(166)	(414)	(478)
Other income (expense), net	(535)	(52)	(7,796)	513
Income (loss) before income taxes and income from equity method investments	(1,176)	176	(9,900)	493
Provision for (benefit from) income taxes	58	(40)	(97)	80
Income from equity method investments	30	3	65	43
Net income (loss) including non-controlling interests	(1,204)	219	(9,738)	456
Less: net income (loss) attributable to non-controlling interests, net of tax	2	(2)	(2)	(2)
Net income (loss) attributable to Uber Technologies, Inc.	$(1,206)	$221	$(9,736)	$458
Net income (loss) per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.61)	$0.11	$(4.96)	$0.23
Diluted	$(0.61)	$0.10	$(4.97)	$0.20
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	1,979,299	2,044,688	1,964,483	2,027,148
Diluted	1,979,299	2,108,479	1,968,228	2,080,686

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023
Cash flows from operating activities
Net income (loss) including non-controlling interests	$(1,204)	$219	$(9,738)	$456
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	227	205	724	620
Bad debt expense	25	19	76	63
Stock-based compensation	482	492	1,311	1,466
Gain on business divestitures	(14)	—	(14)	—
Deferred income taxes	16	16	(251)	32
Income from equity method investments, net	(30)	(3)	(65)	(43)
Unrealized (gain) loss on debt and equity securities, net	550	96	7,797	(610)
Loss from sale of investment	—	—	—	74
Impairments of goodwill, long-lived assets and other assets	—	—	15	77
Impairment of equity method investment	—	—	182	—
Revaluation of MLU B.V. call option	(10)	—	(180)	—
Unrealized foreign currency transactions	15	71	25	156
Other	7	(36)	5	(25)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(90)	(518)	(219)	(363)
Prepaid expenses and other assets	(115)	(948)	(57)	(1,181)
Operating lease right-of-use assets	47	47	142	141
Accounts payable	(35)	112	(80)	86
Accrued insurance reserves	159	501	485	1,439
Accrued expenses and other liabilities	483	740	897	511
Operating lease liabilities	(81)	(47)	(169)	(137)
Net cash provided by operating activities	432	966	886	2,762
Cash flows from investing activities
Purchases of property and equipment	(74)	(61)	(193)	(168)
Purchases of non-marketable equity securities	—	(22)	(14)	(42)
Purchases of marketable securities	—	(3,723)	—	(5,930)
Proceeds from maturities and sales of marketable securities	376	1,366	376	2,993
Proceeds from sale of equity method investment	—	18	—	721
Proceeds from business divestiture	26	—	26	—
Acquisition of businesses, net of cash acquired	—	—	(59)	—
Other investing activities	(7)	6	(4)	19
Net cash provided by (used in) investing activities	321	(2,416)	132	(2,407)
Cash flows from financing activities
Issuance of term loans and notes, net of issuance costs	—	—	—	1,121
Principal repayment on term loan and notes	—	(6)	—	(1,150)
Principal repayments on Careem Notes	—	(25)	—	(25)
Principal payments on finance leases	(39)	(36)	(147)	(118)

Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	—	—	59	85
Proceeds from issuance and sale of subsidiary stock units	255	—	255	—
Other financing activities	(4)	(9)	(63)	(54)
Net cash provided by (used in) financing activities	212	(76)	104	(141)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(195)	(69)	(293)	(26)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	770	(1,595)	829	188
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	7,864	8,460	7,805	6,677
End of period	$8,634	$6,865	$8,634	$6,865

Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

	(Unaudited)
Interest income	$38	$130	$66	$324
Foreign currency exchange gains (losses), net	(48)	(92)	(76)	(185)
Gain on business divestitures	14	—	14	—
Unrealized gain (loss) on debt and equity securities, net (1)	(550)	(96)	(7,797)	610
Impairment of equity method investment (2)	—	—	(182)	—
Revaluation of MLU B.V. call option (3)	10	—	180	—
Loss from sale of investment (4)	—	—	—	(74)
Other, net	1	6	(1)	(162)
Other income (expense), net	$(535)	$(52)	$(7,796)	$513
(1) During the three months ended September 30, 2022, unrealized loss on debt and equity securities, net primarily represents changes in the fair value of our equity securities: primarily due to a $641 million unrealized loss on our Didi investment, partially offset by a $90 million unrealized gain on our Aurora investment recognized during the third quarter of 2022.
During the nine months ended September 30, 2022, unrealized loss on debt and equity securities, net primarily represents changes in the fair value of our equity securities: including a $2.7 billion unrealized loss on our Aurora investment, a $2.4 billion unrealized loss on our Grab investment, a $1.8 billion unrealized loss on our Didi investment, a $747 million change of fair value on our Zomato investment, as well as a $106 million net loss on our other investments in securities accounted for under the fair value option.
During the three months ended September 30, 2023, unrealized loss on debt and equity securities, net primarily represents changes in the fair value of our equity securities: primarily due to a $194 million unrealized loss on our Aurora investment, a $97 million unrealized loss on our Joby investment, partially offset by a $132 million unrealized gain on our Didi investment and a $59 million unrealized gain on our Grab investment.
During the nine months ended September 30, 2023, unrealized gain on debt and equity securities, net primarily represents changes in the fair value of our equity securities, including a $327 million unrealized gain on our Aurora investment, a $171 million unrealized gain on our Grab investment, a $79 million unrealized gain on our Joby investment, and a $29 million unrealized gain on our Didi investment.
(2) During the nine months ended September 30, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(3) During the nine months ended September 30, 2022, revaluation of MLU B.V. call option represents a $180 million net gain for the change in fair value of the call option granted to Yandex (“MLU B.V. Call Option”).

(4) During the three and nine months ended September 30, 2023, loss from sale of investment represents an immaterial loss recognized on the sale of our remaining 29% equity interest in MLU B.V. to Yandex, for $703 million in cash. After this transaction, we no longer have an equity interest in MLU B.V.
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2023	2022	2023

	(Unaudited)
Operations and support	$41	$49	$114	$132
Sales and marketing	26	24	76	74
Research and development	292	310	765	917
General and administrative	123	109	356	343
Total	$482	$492	$1,311	$1,466
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings. We define incremental margin as the change in Adjusted EBITDA between periods divided by the change in Gross Bookings between periods.
Aggregate Driver and Courier Earnings. Aggregate Driver and Courier Earnings refers to fares (net of Uber service fee, taxes and tolls), tips, Driver incentives and Driver benefits.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively. These are generally included in aggregate Drivers and Couriers earnings.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue or cost of revenue, exclusive of depreciation and amortization. These incentives are generally included in aggregate Drivers and Couriers earnings.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight Revenue. Gross Bookings do not include tips earned by Drivers. Gross Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Revenue Margin (formerly Take Rate). We define Revenue Margin as revenue as a percentage of Gross Bookings.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.

Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip. We believe that Trips are a useful metric to measure the scale and usage of our platform.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free cash flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges.
Legal, tax, and regulatory reserve changes and settlements
Legal, tax, and regulatory reserve changes and settlements are primarily related to certain significant legal proceedings or governmental investigations related to worker classification definitions, or tax agencies challenging our non-income tax positions. These matters have limited precedent, cover extended historical periods and are unpredictable in both magnitude and timing, therefore are distinct from normal, recurring legal, tax and regulatory matters and related expenses incurred in our ongoing operating performance.
Limitations of Non-GAAP Financial Measures and Adjusted EBITDA Reconciliation
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; and unrealized gain (loss) on debt and equity securities, net; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency

We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2023	2022	2023
Adjusted EBITDA reconciliation:
Net income (loss) attributable to Uber Technologies, Inc.	$(1,206)	$221	$(9,736)	$458
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	2	(2)	(2)	(2)
Provision for (benefit from) income taxes	58	(40)	(97)	80
Income from equity method investments	(30)	(3)	(65)	(43)
Interest expense	146	166	414	478
Other (income) expense, net	535	52	7,796	(513)
Depreciation and amortization	227	205	724	620
Stock-based compensation expense	482	492	1,311	1,466
Legal, tax, and regulatory reserve changes and settlements	283	(13)	651	82
Goodwill and asset impairments/loss on sale of assets	—	2	17	85
Acquisition, financing and divestitures related expenses	19	9	39	27
COVID-19 response initiatives	—	—	1	—
(Gain) loss on lease arrangement, net	—	(1)	7	(4)
Restructuring and related charges	—	4	2	35
Mass arbitration fees, net	—	—	(14)	—
Adjusted EBITDA	$516	$1,092	$1,048	$2,769
Free Cash Flow
The following table presents reconciliations of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2022	2023	2022	2023
Free cash flow reconciliation:
Net cash provided by operating activities	$432	$966	$886	$2,762
Purchases of property and equipment	(74)	(61)	(193)	(168)
Free cash flow	$358	$905	$693	$2,594

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated:

	Three Months Ended
(In millions)	September 30, 2022	June 30, 2023	September 30, 2023
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$5,173	$5,515	$5,626
Legal, tax, and regulatory reserve changes and settlements	—	—	13
Acquisition, financing and divestitures related expenses	(5)	—	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$5,168	$5,515	$5,639

	Three Months Ended
(In millions)	September 30, 2022	June 30, 2023	September 30, 2023
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$617	$664	$683
Restructuring and related charges	—	(1)	(2)
Acquisition, financing and divestitures related expenses	—	(3)	(2)
Gain on lease arrangements, net	—	1	—
Stock-based compensation expense	(41)	(45)	(49)
Non-GAAP Operations and support	$576	$616	$630

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,153	$1,218	$941
Restructuring and related charges	—	—	(1)
Stock-based compensation expense	(26)	(26)	(24)
Non-GAAP Sales and marketing	$1,127	$1,192	$916

Non-GAAP Research and development reconciliation:
GAAP Research and development	$760	$808	$797
Restructuring and related charges	—	(3)	—
Stock-based compensation expense	(292)	(317)	(310)
Non-GAAP Research and development	$468	$488	$487

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$908	$491	$646
Legal, tax, and regulatory reserve changes and settlements	(283)	155	—
Goodwill and asset impairments/loss on sale of assets	—	(16)	(2)
Restructuring and related charges	—	(5)	(1)
Acquisition, financing and divestitures related expenses	(14)	(7)	(7)
Gain on lease arrangements, net	—	1	1
Stock-based compensation expense	(123)	(116)	(109)
Non-GAAP General and administrative	$488	$503	$528